TEMPLETON EMERGING MARKETS INCOME FUND, INC.
                 Annual Meeting of Shareholders, March 4, 2002

An Annual Meeting of Shareholders of the Fund was held at the Fund's offices, 500 E. Broward Blvd., Ft. Lauderdale, Florida, on March 4, 2002. The purpose of the meeting was to elect five Directors of the Fund. At the meeting, the following persons were elected by the shareholders to serve as Directors of the
Fund: Harris J. Ashton, Nicholas F. Brady, S. Joseph Fortunato, Edith E. Holiday and Constantine D. Tseretopoulos.* No other business was transacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

The election of five (5) Directors:

                                                    % OF          % OF                        % OF         % OF
                                                OUTSTANDING       VOTED                    OUTSTANDING     VOTED
  TERM EXPIRING 2005:                FOR           SHARES        SHARES       WITHHELD       SHARES       SHARES
------------------------------------------------------------------------------------------------------------------
  Harris J. Ashton ............  41,968,258         89.30%        98.58%      602,824          1.28%       1.42%
  Nicholas F. Brady ...........  41,997,599         89.37%        98.65%      573,483          1.22%       1.35%
  S. Joseph Fortunato .........  41,939,647         89.24%        98.52%      631,435          1.34%       1.48%
  Edith E. Holiday ............  41,952,082         89.27%        98.55%      619,000          1.32%       1.45%
  Constantine D. Tseretopoulos   41,619,988         88.56%        97.77%      951,094          2.02%       2.23%

* HARMON E. BURNS, FRANK J. CROTHERS, ANDREW H. HINES, JR., CHARLES B. JOHNSON, BETTY P. KRAHMER, GORDON S. MACKLIN AND FRED R. MILLSAPS ARE DIRECTORS OF THE FUND WHO ARE CURRENTLY SERVING AND WHOSE TERMS OF OFFICE CONTINUED AFTER THE ANNUAL MEETING OF SHAREHOLDERS.